Exhibit 10.24

February 10, 2009

Jeffrey Von Deylen

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Dear Jeff:

This letter, once countersigned by both parties, is effective retroactive to October 16, 2008, amends your employment agreement dated October 1, 2006, as amended on December 4, 2008, (“Agreement”), and confirms your appointment as SVP Global Operations and Client Services in addition to your existing role as CFO, reporting to the Chief Executive Officer, pursuant to section 3(a) of your Agreement. In this new capacity you shall have the additional responsibilities for Operations and Global Client Services.

Your new Base Salary pursuant to section 4(a) of the Agreement shall be $370,000 per annum. You further agree that any appointment of a new CFO by SAVVIS in the future and the removal of those responsibilities and title from you in the event SAVVIS were to so elect, or your removal from the Board of Directors, shall not be Good Reason pursuant to your Agreement. All other terms of your Employment Agreement remain unchanged.

If you have any questions or desire any additional information, please do not hesitate to contact me or Phil. Please acknowledge your agreement by signing below and returning a copy to my attention.

Sincerely,

/s/ Mary Ann Altergott
Mary Ann Altergott
Senior Vice President
Corporate Services

/s/ Jeffrey Von Deylen	2/12/2009
Jeffrey Von Deylen	Date

Savvis	1 Savvis Parkway, Town & Country, MO 63017
www.savvis.net	Office: 314.628.7830 Fax: 888.203.7405